Exhibit 13

SETTLEMENT AGREEMENT

          This Settlement Agreement (the "Agreement") is entered into as of this 17th day of July 2017 by and among FIMI ENRG, Limited Partnership, an Israeli limited partnership ("FIMI IL") and FIMI ENRG, L.P., a Delaware limited partnership ("FIMI DE", and collectively with FIMI IL, "FIMI"), on the one hand, and Bronicki Investments Ltd. (individually, "Bronicki," and collectively with FIMI, the "Parties"), on the other hand.

          WHEREAS, FIMI and Bronicki are parties to the Share Purchase Agreement dated as of March 16, 2012 as amended (the "Purchase Agreement"), and the Amended and Restated Shareholders Rights Agreement dated November 10, 2014 (the "Shareholders Agreement"). Terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Purchase Agreement as amended by the Shareholders Agreement;

          WHEREAS, FIMI and Bronicki and other sellers are parties to the Stock Purchase Agreement dated as of May 4, 2017 (the "ORIX Purchase Agreement") with ORIX Corporation ("ORIX") for the sale of FIMI's and Bronicki's entire holdings in Ormat Technologies, Inc. ("OTEC");

          WHEREAS, on May 23, 2017, FIMI delivered to Bronicki a Call Exercise Notice with respect to 685,686 shares of Common Stock of OTEC;

          WHEREAS, on or about June 5, 2017, Bronicki sent via its counsel a letter to FIMI rejecting FIMI's Call Exercise Notice and its right to exercise its Call Option;

          WHEREAS, the Parties exchanged further correspondence regarding the Call Option, and also conferred telephonically and personally on several occasions; and

          WHEREAS, the Parties, wish to avoid protracted and costly litigation and agree to settle and resolve the disputes between the Parties regarding the Call Option in accordance with the terms and conditions set forth below.

          NOW THEREFORE, in consideration of the terms and conditions herein contained, and the good and valuable consideration provided, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Exercise of Call Option.

a.
The Parties agree that by signing this Agreement FIMI hereby exercises the Call Option granted to it pursuant to the Purchase Agreement as amended by the Shareholders Agreement solely and exclusively with respect to the purchase of 203,528 shares of Common Stock of OTEC (the "Call Option Shares"), at the Call Option Exercise Price of US$27.52 per Call Option Share, and an aggregate exercise price of US$5,601,090.56 (the "Payment") and Bronicki hereby confirms and agree to the exercise of such Call Option.

b.
The Call Option Closing shall occur as soon as practicable following the execution of this Agreement and Payment shall be made after the Call Option Closing out of FIMI's portion of its Seller Consideration (as defined in the Orix Purchase Agreement) payable to ESOP Management and Trust Services Ltd. ("ESOP") and Excellence Nessuah Brokerage Services ("Excellence") by ORIX pursuant to the ORIX Purchase Agreement as specified in the instructions letter to ESOP and Excellence attached hereto as Exhibit A. In the event that the Closing of the ORIX Purchase Agreement does not take place within 20 Business Days (as defined in the ORIX Purchase Agreement) from the date of hereof, FIMI shall wire the Payment directly to Bronicki's bank account specified in Exhibit A not later than 3 Business Days following such date.

c.	Attached as Exhibit B is Bronicki's specific instruction to ESOP Management and Trust Services Ltd. to transfer the Call Option Shares to FIMI ENRG's accounts as follows:

(1)	148,875 Call Option Shares shall be delivered to FIMI ENRG, Limited Partnership (Israel); * * * , Branch No. * * * , Account No. * * * ; and
(2)	54,653 Call Option Shares shall be delivered to FIMI ENRG, L.P. (Delaware); * * * , Branch No. * * * , Account No. * * * .

2.            Mutual Releases.

a.
Bronicki, on behalf of itself and of its affiliates, covenants not to sue, waives, releases, and forever discharges: (i) FIMI; (ii) FIMI’s controlling persons, subsidiaries, affiliates, representatives, predecessors, successors, and assigns (collectively, with FIMI, the "FIMI Entities"); and (iii) the FIMI Entities’ past, present, and future officers, directors, partners, managers, members, employees, agents, and attorneys (collectively, with FIMI and the FIMI Entities, the "FIMI Released Parties"), from any and all claims, duties, obligations, demands, actions, causes of action, debts, sums of money, suits, contracts, agreements, promises, damages, and liabilities, of whatever kind, nature, character, or description, whether known or unknown, and whether anticipated or unanticipated, which Bronicki or any Bronicki Released Parties (as defined below) ever had, now has, or will ever have against the FIMI Released Parties, arising out of or relating in any way to OTEC and its affiliates, the Purchase Agreement, the Shareholders Agreement and the ORIX Purchase Agreement, including the Call Option, its exercise, and including, without limitation, all claims that were made, or could have been made in connection therewith.

b.
FIMI, on behalf of itself and of its affiliates, covenants not to sue, waives, releases, and forever discharges: (i) Bronicki; (ii) Bronicki's shareholders, subsidiaries, affiliates, predecessors, successors, representatives, and assigns, including in their capacities as directors and officers in OTEC and its affiliates (collectively with Bronicki, the "Bronicki Entities"); and (iii) the Bronicki Entities’ past, present, and future officers, directors, partners, managers, members, employees, agents, and attorneys (collectively, with Bronicki and the Bronicki Entities, the "Bronicki Released Parties"), from any and all claims, duties, obligations, demands, actions, causes of action, debts, sums of money, suits, contracts, agreements, promises, damages, and liabilities, of whatever kind, nature, character, or description, whether known or unknown, and whether anticipated or unanticipated, which FIMI or any FIMI Released Parties ever had, now has, or will ever have against the Bronicki Released Parties arising out of or relating in any way to OTEC and its affiliates (which includes in this Settlement Agreement, for the removal of any doubt, Ormat Industries Ltd.), the Purchase Agreement, the Shareholders Agreement and the ORIX Purchase Agreement, including the Call Option, its exercise, and including, without limitation, all claims that were made, or could have been made in connection therewith.

c.
The Parties hereby acknowledge that the consequences of the foregoing Mutual Releases have been explained to each of FIMI and Bronicki by their respective counsel. The Parties further acknowledge that FIMI and/or Bronicki may hereafter discover facts different from, or in addition to, those which it now knows or believes to be true with respect to the matters released herein, and the Parties agree that this Agreement and the Mutual Releases contained herein shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

3.             Surviving Obligations. Notwithstanding anything to the contrary in this Agreement, the Mutual Releases contained herein shall not release the Parties from their respective obligations under this Agreement.

4.             General.

a.
This Agreement, its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Israel. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court in Tel Aviv, Israel.

b.
This Agreement constitutes the entire agreement between the Parties with respect to the subject matter thereof and replaces and supersedes all prior agreements, understandings, representations and warranties with respect thereto, whether oral or written. This Agreement shall only be amended by a document in writing signed by the Parties hereto and no waivers of any rights shall be valid and binding unless in writing and signed by the party waiving such right.

c.
This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

d.
The Parties acknowledge that they have been represented by counsel of their own chosen in connection with this Agreement, and the Parties have read and fully understand the provisions of this Agreement and intend to be legally bound hereby.

e.	Each signatory hereto represents and warrants that such person has authority to bind the Party for whom such person acts.

[signature page to follow]

IN WITNESS WHEREOF, intending to be legally bound hereby, the Parties have executed this Settlement Agreement as of the day and year written above.

/s/ Beck Gillon FIMI ENRG, Limited Partnership By: Name: Beck Gillon Title: Director /s/ Beck Gillon FIMI ENRG, L.P. By: Name: Beck Gillon Title: Director	/s/ Yehudit Bronicki Bronicki Investments Ltd. By: Name: Yehudit Bronicki Title: Director July 17, 2017